SHARE EXCHANGE AGREEMENT

by and among

Cellynx, Inc.
a California corporation

and

the Shareholders of
Cellynx, Inc.,

on the one hand;

and

Norpac Technologies, Inc.,
a Nevada corporation,

on the other hand

January 3, 2008

SHARE EXCHANGE AGREEMENT

     This Share Exchange Agreement, dated as of January 3, 2008 (this “Agreement”), is made and entered into by and among the shareholders of Cellynx, Inc., a California corporation (“Cellynx”), listed on Schedule 1.1(a) attached (each, a “Cellynx Shareholder,” collectively, the “Cellynx Shareholders”), on the one handand Norpac Technologies, Inc., a publicly traded Nevada corporation (“Norpac”) on the other hand. Cellynx is a party to this agreement solely to make representations and warranties as set forth herein.

R E C I T A L S

     WHEREAS, the Board of Directors of Norpac has adopted resolutions approving Norpac’s acquisition of shares of Cellynx (the “Acquisition” or “Cellynx Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

     WHEREAS, each Cellynx Shareholder owns the number of shares of common stock of Cellynx set forth opposite such Cellynx Shareholder’s name in Column I on Schedule 1.1(a) attached hereto (collectively, the “Cellynx Shares”);

     WHEREAS, the Cellynx Shareholders own, collectively, an amount of shares of common stock of Cellynx, constituting 100% of the issued and outstanding capital stock of Cellynx, and the Cellynx Shareholders desire to sell their respective portion of the Cellynx Shares pursuant to the terms and conditions of this Agreement;

     WHEREAS, the Cellynx Shareholders intend to exchange any options or warrants to acquire Cellynx common stock into an equivalent number of options or warrants to acquire Norpac common stock;

     WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the United States Internal Revenue Code (the “Code”) and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE ACQUISITION

     1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Cellynx Shareholders will sell, convey, assign, transfer and deliver to Norpac one or more stock certificates representing the Cellynx Shares, and as consideration for the acquisition of the Cellynx Shares, Norpac will issue to each Cellynx Shareholder, in exchange for such Cellynx Shareholder’s pro rata portion of the Cellynx Shares, one or more stock certificates representing the number of shares of Norpac Common Stock set forth opposite such Cellynx Shareholder’s name in Column II on Schedule 1.1(a) attached hereto (collectively, the “Norpac Shares”). The Norpac Shares outstanding before Closing shall equal 30.1% of the outstanding shares of Norpac common stock at the time of Closing. For example, if there are 37,597,890 shares of Norpac common stock outstanding immediately prior to the Closing, then there shall be 87,465,460 shares of Norpac common stock issued to the Cellynx Shareholders at Closing (“Total Norpac Common Shares”).

     In the event that there is an insufficient number of authorized but unissued Norpac common stock to issue to the Cellynx Shareholders in accordance with the prior paragraph, then Norpac shall issue all available authorized but unissued common stock among the Cellynx Shareholders in a pro rata manner. Norpac’s Board of Directors shall then establish a class of Series A Preferred Stock. Norpac shall issue to Cellynx Shareholders that number of shares of Norpac Series A Preferred Stock that may be convertible into Norpac common stock, such that, the common stock underlying the Series A Preferred Stock plus the Common Stock actually issued to the Cellynx Shareholders equals the Total Norpac Common Shares. Immediately after Closing, Norpac shall amend its articles of incorporation to increase the authorized number of shares of Common Stock to 200,000,000 or such other number sufficient to enable the Cellynx Shareholders to convert their Norpac Preferred Stock into Common Stock and to permit all options, warrants and convertible notes described in Section 1.4 below to be exercised or converted into Norpac common stock.

     1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place on or before March 18, 2008, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.” With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

     1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Cellynx Shareholders, Cellynx, Norpac Shareholder, and/or Norpac will take all such lawful and necessary action.

     1.4 Options; Warrants; Convertible Debt. All options, warrants or convertible notes to purchase or acquire Cellynx Shares shall be converted into options, warrants or convertible notes to purchase or acquire shares of Norpac common stock (“Norpac Shares”) in the same proportion at which Cellynx Shares are converted into Norpac Shares pursuant to Section 1.1 (“Conversion Ratio”). The exercise price or conversion price for such Norpac option, warrant or convertible note shall be the exercise price or conversion price of the Cellynx option, warrant or convertible note divided by the Conversion Ratio. For example, if the Conversion Ratio were two, then an option to purchase five (5) Cellynx Shares at $1.00 per share would be converted into an option to purchase ten (10) Norpac Shares at $0.50 per share.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF CELLYNX

     Cellynx hereby represents and warrants to Norpac as follows:

     2.1 Organization. Cellynx has been duly incorporated, is validly existing as a corporation in the State of Nevada and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

     2.2 Capitalization. The authorized capital stock of Cellynx consists of 120,000,000 shares of common stock, no par value, of which at the Closing, no more than 69,481,939 shares (assuming the cancellation of up to 20,222,222 shares held by certain Cellynx investors) shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Cellynx, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Cellynx’s capital stock. Except as set forth on Schedule 2.2, there are no agreements purporting to restrict the transfer of the Cellynx Shares, nor any other voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Cellynx Shares.

     2.3 Certain Corporate Matters. Cellynx is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Cellynx’s financial condition, results of operations or business. Cellynx has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     2.4 Authority Relative to this Agreement. Cellynx has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Cellynx and the consummation by Cellynx of the transactions contemplated hereby have been duly authorized by the Board of Directors of Cellynx and no other actions on the part of Cellynx are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cellynx and constitutes a valid and binding agreement of Cellynx, enforceable against Cellynx in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

     2.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Cellynx of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Cellynx nor the consummation by Cellynx of the transactions contemplated hereby, nor compliance by Cellynx with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Cellynx, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Cellynx or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cellynx or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Norpac or any Subsidiary taken as a whole. For purposes of this Agreement the term “material” shall mean $50,000 or greater.

     2.6 Books and Records. The books and records of Cellynx delivered to Norpac prior to the Closing fully and fairly reflect the transactions to which Cellynx is a party or by which they or their properties are bound and there shall be no material difference between the unaudited financials of Cellynx given to Norpac and the actual reviewed US GAAP results of Cellynx for the nine month period ended September 30, 2007.

     2.7 Intellectual Property. Cellynx has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Cellynx infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

     2.8 Litigation. Cellynx is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Cellynx. Cellynx is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Cellynx, and Cellynx knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Cellynx or to which Cellynx is a party.

     2.9 Legal Compliance. To the best knowledge of Cellynx, after due investigation, no claim has been filed against Cellynx alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Cellynx holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

     2.10 Contracts. Cellynx will have delivered to Norpac prior to the Closing copies of each and every material agreement of Cellynx not made in the ordinary course of business. All of the foregoing are referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Cellynx or the other parties thereto. No notice of default or similar notice has been given or received by Cellynx under any of such contracts.

     2.13. Outstanding Obligations. There are no outstanding obligations of Cellynx or its Subsidiaries to repurchase, redeem or otherwise acquire any of their respective shares, and no party has the right to acquire any shares of Cellynx except for the shareholders identified in Schedule 1.1, and only to the extent set forth such Schedule.

     2.14 Adverse Effects. Since September 30, 2007, Cellynx has not experienced or suffered any Material Adverse Effect.

     2.15. Liabilities. Except as indicated in the financial statements and those incurred in the ordinary business hereto, neither Cellynx nor any of its Subsidiaries has incurred any external liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

     2.16. Material Events. Except as set forth on Schedule 2.16, starting from December 31, 2005 and ending on the date this Agreement is executed, no material event exists with respect to Cellynx or its Subsidiaries or their respective businesses, properties, operations or financial condition, which has not been disclosed to in writing as of the date of this Agreement.

     2.17 Indebtedness. Schedule 2.17 sets forth as of a recent date all outstanding secured and unsecured Indebtedness of Cellynx or any subsidiary, or for which Cellynx or any subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in Cellynx’ balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth in Schedule 2.17, neither Cellynx nor any subsidiary is in default with respect to any Indebtedness.

     2.18. Property. Cellynx and each Subsidiary has the right to use all of its real property and the personal property reflected in the Financial Statements, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except to the extent that such mortgages, pledges, charges, liens, security interests or other encumbrances, individually or in the aggregate, do not cause a Material Adverse Effect. All said leases of Cellynx and each of its Subsidiaries are valid and subsisting and in full force and effect.

     2.19 Regulations. Except as set forth on Schedule 2.19, the business of Cellynx and the Subsidiaries has been and is presently being conducted in accordance with all applicable governmental laws, rules, regulations and ordinances. Cellynx and each of its Subsidiaries have all permits, licenses, consents and the authorizations and approvals in its country required in the governmental regulations necessary for the conduct of its business as now being conducted by it.

     2.20 Environmental Compliance. Except as set forth on Schedule 2.20, Cellynx and each of its Subsidiaries are in material compliance with applicable environmental requirements in the operation of their respective business, except to the extent that any non compliance, individually or in the aggregate, does not cause a Material Adverse Effect.

     2.21 Adverse Interest. No current officer, director, affiliate or person known to Cellynx to be the record or beneficial owner in excess of 5% of Cellynx’ common stock, or any person known to be an associate of any of the foregoing is a party adverse to Cellynx or has a material interest adverse to Cellynx in any material pending legal proceeding.

     2.22 Material Adverse Effect. For the purposes of Cellynx of this Agreement, "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of either Cellynx or its Subsidiaries (if any) and/or on any condition, circumstance, or situation that could result in litigation, claims, disputes or property loss in excess of US$250,000 in the future, or that would prohibit or otherwise materially interfere with the ability of any other party to this Agreement to perform any of its obligations under this Agreement in any material respect.

     2.23 Disclosure. The representations and warranties and statements of fact made by Cellynx in this Agreement are, as applicable, accurate, correct and complete, and will remain so at the time of Closing, and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CELLYNX SHAREHOLDERS

     The Cellynx Shareholders hereby represent and warrant severally but not jointly to Norpac as follows:

     3.1 Ownership of the Cellynx Shares. Each Cellynx Shareholder owns, beneficially and of record, good and marketable title to the Cellynx Shares set forth opposite such Cellynx Shareholder’s name in Column I on Schedule 1.1(a) attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements. Each Cellynx Shareholder represents that such person has no right or claims whatsoever to any shares of Cellynx capital stock, other than shares listed across such Cellynx Shareholder on Schedule 1.1(a) and does not have any options, warrants or any other instruments entitling such Cellynx Shareholder to exercise to purchase or convert into shares of Cellynx capital stock. The Cellynx Shareholders have full right, power and authority to sell, transfer and deliver the Cellynx Shares, and at the Closing, the Cellynx Shareholders will convey to Norpac good and marketable title to the Cellynx Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

     3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each Cellynx Shareholder and constitutes a valid and binding agreement of each Cellynx Shareholder, enforceable against each Cellynx Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

     3.3 Restricted Securities. Each Cellynx Shareholder is acquiring the Norpac Shares for his/her own account (and not for the account of others) for investment and not with a view to the distribution therefor. Each Cellynx Shareholder acknowledges that the Norpac Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the Norpac Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Norpac Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Cellynx Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and, each Cellynx Shareholder agrees not to sell or otherwise dispose of his/her Norpac Shares without such registration or an exemption therefrom.

     3.4 Accredited Investor; Non-U.S. Person. Each Cellynx Shareholder is either an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act or not a “U.S. Person” as such term is defined by Rule 902 of Regulation S of the Securities Act. Each Cellynx Shareholder is able to bear the economic risk of acquiring the Norpac Shares pursuant to the terms of this Agreement, including a complete loss of such Cellynx Shareholder’s investment in the Norpac Shares.

     3.5 Legend. Each Cellynx Shareholder acknowledges that the certificate(s) representing the Norpac Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form if such Cellynx Shareholder is a U.S. Person:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

If the Cellynx Shareholder is not a U.S. person, such certificate shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

     3.6 Independent Nature of Shareholders. Each Cellynx Shareholder is acquiring the Norpac Shares for his/her own account (and not for the account of others) for investment and not with a view to the distribution therefor.

     3.7 Address. The communication address of the Cellynx Shareholders is as listed on the signature pages hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
NORPAC

     Norpac hereby represents and warrants to Cellynx and the Cellynx Shareholders as follows:

     4.1 Organization. Norpac is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

     4.2 Capitalization. Norpac’s authorized capital stock consists of at least 200,000,000 shares of capital stock, at least 100,000,000 of which are designated as Common Stock, of which no more than 37,597,890 shares are issued and outstanding and 100,000,000 of which are designated as Preferred Stock. When issued, the Norpac Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth on Schedule 4.2, no Norpac shares are entitled to preemptive rights or registration rights and there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Norpac is a party or which are binding upon Norpac providing for the issuance by Norpac or transfer by Norpac of additional shares of Norpac’s capital stock and Norpac has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Norpac. There are no voting trusts or any other agreements or understandings with respect to the voting of Norpac’s capital stock. There are no obligations of Norpac to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing.

     4.3 Certain Corporate Matters. Norpac is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of Norpac’s properties or nature of Norpac’s business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Norpac has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Norpac has delivered to Cellynx true, accurate and complete copies of its certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the Shareholders and Board of Directors of Norpac are complete and correct in all material respects. The stock records of Norpac and the Shareholder lists of Norpac that Norpac has previously furnished to Cellynx are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Norpac’s capital stock and any other outstanding securities issued by Norpac. Norpac is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. Norpac is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

     4.4 Authority Relative to this Agreement. Each of Norpac and the Norpac Shareholder has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by Norpac and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norpac and no other actions on the part of Norpac are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Norpac and the Norpac Shareholder and constitutes a valid and binding obligation of Norpac and each Norpac Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

     4.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Norpac of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Norpac nor the consummation by Norpac of the transactions contemplated hereby, nor compliance by Norpac with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Norpac, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Norpac or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Norpac or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Norpac or any Subsidiary taken as a whole.

     4.6 SEC Documents. Norpac hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Registration Statement on Form 10-SB as filed on August 8, 1999 and all amendments thereto; (b) Annual Reports on Form 10-KSB for the fiscal year ended June 30, 2007 and June 30, 2006 and any amendments thereto; (c) Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007, March 31, 2006, December 31, 2006, December 31, 2005, September 30, 2007, and September 30, 2006, and any amendments thereto; and (d) Current Reports on Form 8-K filed from 2005 through the date of Closing. The SEC Documents constitute all of the documents and reports that Norpac was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since the effectiveness of Norpac’s Form 10-SB. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Norpac included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Norpac as of the dates thereof and its consolidated statements of operations, Shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Norpac, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of Norpac as of June 30, 2007, including the notes thereto, or otherwise included in the schedules hereto, Norpac has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

     4.7 Financial Statements.

          (a) Included in the SEC Documents are the audited balance sheet of Norpac as at June 30, 2007 and 2006, and the related statement of operations, Shareholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Peterson Sullivan PLLC (“Outside Auditor”), independent auditors (collectively, “Norpac’s Audited Financials”).

          (b) Included in the SEC Documents are the unaudited consolidated balance sheet of Norpac as at September 30, 2007, and the related statement of operations, Shareholders’ equity and cash flows for the three months and nine months then ended (“Norpac’s Interim Financials”).

          (c) Norpac’s Audited Financials and Norpac’s Interim Financials (collectively “Norpac’s Financial Statements”) are (i) in accordance with the books and records of Norpac, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Norpac and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Norpac or any Subsidiary, their respective businesses, financial conditions or results of operations).

     4.8 Events Subsequent to Financial Statements. Except as disclosed in Schedule 4.8, since September 30, 2007, there has not been:

          (a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Norpac or any Subsidiary;

          (b) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Norpac or any Subsidiary;

          (c) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Norpac or any Subsidiary or any redemption, purchase or other acquisition of any such shares;

          (d) Any subjection to any lien on any of the assets, tangible or intangible, of Norpac or any Subsidiary;

          (e) Any incurrence of indebtedness or liability or assumption of obligations by Norpac or any Subsidiary;

          (f) Any waiver or release by Norpac or any Subsidiary of any right of any material value;

          (g) Any compensation or benefits paid to officers or directors of Norpac or any Subsidiary;

          (h) Any change made or authorized in the Articles of Incorporation or Bylaws of Norpac or any Subsidiary;

          (i) Any loan to or other transaction with any officer, director or Shareholder of Norpac or any Subsidiary giving rise to any claim or right of Norpac or any Subsidiary against any such person or of such person against Norpac or any Subsidiary; or

          (j) Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Norpac or any Subsidiary.

     4.9 Liabilities. Except as otherwise disclosed in Norpac’s Financial Statements, neither Norpac nor any Subsidiary has any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, except as disclosed in Schedule 4.9, Norpac and the Norpac Shareholder represent that upon Closing, neither Norpac nor any Subsidiary will have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

     4.10 Tax Matters. Except as disclosed in Schedule 4.10:

          (a) Norpac and each Subsidiary have duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

          (b) Norpac and each Subsidiary have paid, or adequately reserved against in Norpac’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

          (c) To the best knowledge of Norpac, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Norpac’s or any Subsidiary’s tax returns;

          (d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Norpac or any Subsidiary; and

     For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in Norpac’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

     4.11 Real Property. Except as set forth on Schedule 4.11, neither Norpac nor any Subsidiary owns or leases any real property.

     4.12 Books and Records. The books and records of Norpac and each Subsidiary delivered to the Cellynx Shareholders prior to the Closing fully and fairly reflect the transactions to which Norpac each Subsidiary is a party or by which they or their properties are bound.

     4.13 Questionable Payments. Neither Norpac or any Subsidiary, nor any employee, agent or representative of Norpac or any Subsidiary has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from Norpac’s or any Subsidiary’s funds to governmental officials for improper purposes or made any illegal payments from Norpac’s or any Subsidiary’s funds to obtain or retain business.

     4.14 Intellectual Property. Neither Norpac nor any Subsidiary owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Norpac and the Norpac Shareholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Norpac or any Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

     4.15 Insurance. Neither Norpac nor any Subsidiary has any insurance policies in effect.

     4.16 Contracts. Except as set forth on Schedule 4.16, neither Norpac nor any Subsidiary has any material contracts, leases, arrangements or commitments (whether oral or written). Neither Norpac nor any Subsidiary is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

     4.17 Litigation. Neither Norpac nor any Subsidiary is subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Norpac or any Subsidiary. Neither Norpac nor any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Norpac or any Subsidiary, and Norpac knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Norpac or any Subsidiary or to which Norpac or any Subsidiary is a party.

     4.18 Employees. Other than John Thornton, neither Norpac nor any Subsidiary has any employees. Neither Norpac nor any Subsidiary owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Neither Norpac nor any Subsidiary has a written or oral employment agreement with any officer or director of Norpac or any Subsidiary. Neither Norpac nor any Subsidiary is a party to or bound by any collective bargaining agreement. Except as set forth on Schedule 4.18, there are no loans or other obligations payable or owing by Norpac or any Subsidiary to any Shareholder, officer, director or employee of Norpac or any Subsidiary, nor are there any loans or debts payable or owing by any of such persons to Norpac or any Subsidiary or any guarantees by Norpac or any Subsidiary of any loan or obligation of any nature to which any such person is a party.

     4.19 Employee Benefit Plans. Neither Norpac nor any Subsidiary has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Norpac or any Subsidiary.

     4.20 Legal Compliance. To the best knowledge of Norpac, after due investigation, no claim has been filed against Norpac or any Subsidiary alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Norpac and each Subsidiary hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

     4.21 Subsidiaries and Investments.

          (a) Except as set forth in Schedule 4.21(a), Norpac neither owns any capital stock, has any interest of any kind nor has any agreement or commitment to purchase any interest, whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”).

          (b) Schedule 4.21(b) sets forth true and complete copies of the charter of each Subsidiary, as well as any limited liability company agreement, operating agreement or shareholder agreement relating to such Subsidiary, and any acquisition agreement relating to any Subsidiary. All corporate or other action that has been taken by any Subsidiary has been duly authorized and does not conflict with or violate any provision of its charter, bylaws or other organizational documents.

          (c) Each Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite and necessary power and authority to own, operate or lease those assets or properties which are owned, operated or leased by it and to conduct its business as it has been and currently is being conducted, (iii) is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

          (d) Except as set forth in Schedule 4.21(d), all outstanding shares of capital stock or other ownership interests of each Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned (either directly or indirectly) by Norpac without any encumbrances.

          (e) Except as set forth in Schedule 4.21(e), there are no outstanding securities convertible into or exchangeable for the capital stock of or other equity interests in any Subsidiary and no outstanding options, rights, subscriptions, calls commitments, warrants or rights of any character for Norpac, any Subsidiary or any other person or entity to purchase, subscribe for or to otherwise acquire any shares of such stock or other securities of any Subsidiary.

          (f) Except as set forth in Schedule 4.21(f), there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of or other equity interests in any Subsidiary.

          (g) Each Subsidiary’s stock register or similar register of ownership has complete and accurate records indicating the following: (i) the name and address of each person or entity owning shares of capital stock or other equity interest of the Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock or other equity interest issued by the Subsidiary, the number of shares or other equity interests evidenced by each such certificate, the date of issuance of such certificate, and, if applicable, the date of cancellation. Copies of same have been made available to Cellynx.

     4.22 Broker’s Fees. Except as disclosed on Schedule 4.22, neither Norpac, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

     4.23 Internal Accounting Controls. Norpac maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Norpac has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Norpac and designed such disclosure controls and procedures to ensure that material information relating to Norpac is made known to the certifying officers by others within those entities, particularly during the period in which the Norpac’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Norpac’s certifying officers have evaluated the effectiveness of Norpac’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended September 30, 2007 and for each subsequent quarter thereafter prior to Closing (such date, the “Evaluation Date”). Norpac presented in its most recently filed Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Norpac’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to Norpac’s knowledge, in other factors that could significantly affect Norpac’s internal controls.

     4.24 Listing and Maintenance Requirements. Norpac’s common stock is currently quoted on the OTC Bulletin Board and Norpac has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which Norpac’s common stock is or has been listed or quoted to the effect that Norpac is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. Norpac is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

     4.25 Application of Takeover Protections. Norpac and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Norpac’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Cellynx or the Cellynx Shareholders as a result of the Acquisition or the exercise of any rights by Cellynx or the Cellynx Shareholders pursuant to this Agreement.

     4.26 No SEC or NASD Inquiries. Neither Norpac nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

     4.27 Restrictions on Business Activities. Except as disclosed on Schedule 4.27 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon Norpac or to which Norpac is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Norpac, any acquisition of property by Norpac or the conduct of business by Cellynx or Norpac as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Norpac.

     4.28 Interested Party Transactions. Except as set forth in the Schedule 4.28 hereto or as reflected in the financial statements to be delivered hereunder, no employee, officer, director or shareholder of Norpac or a member of his or her immediate family is indebted to Norpac, nor are Norpac indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Norpac, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 4.28, to the knowledge of Norpac, no employee, officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Norpac (other than such contracts as relate to any such individual ownership of interests in or securities of Norpac).

     4.29 Disclosure. The representations and warranties and statements of fact made by Norpac in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

     4.30 Material Adverse Effect. For the purposes of Norpac and its Subsidiary for this Agreement, "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of either Cellynx or its Subsidiaries on any condition, circumstance, or situation that could result in litigation, claims, disputes or property loss in excess of US $5,000 in the future, or that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

ARTICLE 5

RESERVED

ARTICLE 6
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

     6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Cellynx and Norpac (and any Subsidiary) as each party may request. In order that each party may have the full opportunity to do so, Cellynx and Norpac, the Cellynx Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Cellynx or Norpac or any Subsidiary as each party or its representatives may reasonably request and cause Cellynx or Norpac and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

     6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

     6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Cellynx and the holders of a majority of voting stock of Cellynx on the one hand and Norpac and the holders of a majority of voting stock of Norpac common stock on the other hand. Without the prior written consent of Cellynx, the Cellynx Shareholders or Norpac, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

     6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

     6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

     6.6 Bylaws. If necessary, Norpac shall amend its Bylaws to permit the election and/or appointment of the new directors to Norpac’s Board of Directors as set forth in Section 7.1(a) below.

     6.7 Confidentiality; Access to Information.

          (a) Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

     6.8 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Norpac will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act reasonably acceptable to Cellynx to report the execution of this Agreement and that any party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

ARTICLE 7
CONDITIONS TO CLOSING

     7.1 Conditions to Obligations of Cellynx and the Cellynx Shareholders. The obligations of Cellynx and the Cellynx Shareholders under this Agreement shall be subject to each of the following conditions:

          (a) Closing Deliveries. At the Closing, Norpac shall have delivered or caused to be delivered to Cellynx and the Cellynx Shareholders the following:

               (i) resolutions duly adopted by the Board of Directors of Norpac authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

               (ii) a certificate of good standing for Norpac and each Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

               (iii) written resignations of all officers and directors of Norpac and each Subsidiary in office immediately prior to the Closing, and board resolutions electing the individuals specified by Tareq Risheq and Daniel Ash to the officer and director positions with Norpac specified by Risheq and Ash in writing.

               (iv) stock certificates representing the Norpac Shares to be delivered pursuant to this Agreement registered with the names set forth in Schedule 1.1 or pursuant to Richardson & Patel LLP, company counsel;

               (v) this Agreement duly executed by Norpac;

               (vi) all corporate records, agreements, seals and any other information reasonably requested by Cellynx’s representatives with respect to Norpac; and

               (vii) such other documents as Cellynx and/or the Cellynx Shareholders may reasonably request in connection with the transactions contemplated hereby.

          (b) Representations and Warranties to be True. The representations and warranties of Norpac contained shall be true in all material respects at the Closing with the same effect as though made at such time. Norpac shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) Assets and Liabilities. At the Closing, except for the liabilities set forth on Schedule 4.9 which shall be paid by Cellynx at Closing, neither Norpac nor any Subsidiary shall have any liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition, or any material assets.

          (d) SEC Filings. At the Closing, Norpac will be current in all SEC filings required by it to be filed.

          (e) Due Diligence. Cellynx shall have completed a due diligence review of Norpac, and such due diligence review shall be acceptable and satisfactory to Cellynx, which acceptance shall not be unreasonably withheld or delayed.

          (f) Outstanding Common Stock. Norpac shall have at least 100,000,000 shares of its common stock authorized and shall have no more than 37,597,890 shares of its common stock issued and outstanding.

          (g) Business Records; Resignation Letter. Norpac shall have delivered to Cellynx all of its books and records (including without limitation, charter documents, corporate records, stock records, electronic files containing any financial information and records, and all other documents associated used in or associated with Norpac) and the resignation letters of all of its directors and officers.

          (h) No Adverse Effect. The business and operations of Norpac will not have suffered any Material Adverse Effect.

          (i) Financing. Since the date of this Agreement, Cellynx shall have entered into one or more agreements to sell at least $1.8 million in common stock (“Financing Transactions”) with

Dollardex Group Corp., a company organized under the laws of Panama, or its assignees, and shall have closed such Financing Transactions in compliance with the amounts and dates set forth in Schedule 7.1(i) .

               (i) Termination of Arrangements. All contingent obligations of Norpac shall be terminated, including without limitation, any lease and line of credit arrangement. Each creditor of Norpac, other than the creditors set forth in Schedule 4.9 (and only up to the amounts set forth therein) shall cancel or waive all debts of Norpac. All subsidiaries of Norpac shall have been assigned or otherwise liquidated.

               (j) Derivative Securities. All convertible securities, stock options or warrants to acquire Norpac equity securities shall be expired or otherwise terminated.

     7.2 Conditions to Obligations of Norpac. The obligations of Norpac under this Agreement shall be subject to each of the following conditions:

          (a) Closing Deliveries. On the Closing Date, Cellynx and/or the Cellynx Shareholders shall have delivered to Norpac the following:

          (i) this Agreement duly executed by Cellynx and the Cellynx Shareholders;

          (ii) resolutions duly adopted by the Board of Directors of Cellynx authorizing and approving the execution, delivery and performance of this Agreement;

          (iii) stock certificates representing the Cellynx Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers;

          (iv) a certificate of good standing for Cellynx and each Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date; and,

          (v) such other documents as Norpac may reasonably request in connection with the transactions contemplated hereby;

          (b) Representations and Warranties to be True. The representations and warranties of Cellynx and the Cellynx Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Cellynx and the Cellynx Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) No Adverse Effect. The business and operations of Cellynx and its Subsidiaries will not have suffered any Material Adverse Effect

          (d) Due Diligence. Norpac shall have completed a due diligence review of Cellynx, and such due diligence review shall be acceptable and satisfactory to Norpac, which acceptance shall not be unreasonably withheld or delayed.

.

          (e) Financial Statements. Cellynx shall have delivered to Norpac such audited financial statements and, if necessary, unaudited interim financial statements of Cellynx for such periods required under Regulation S-X under the Securities Exchange Act of 1934, that are necessary to allow Norpac to make any required filings under the Securities Exchange Act of 1934.

ARTICLE 8
SEC FILING;TERMINATION

     8.1 At least ten (10) days prior to Closing, Norpac shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act ("14f-1 Information Statement"), and Norpac shall file the 14f-1 Information Statement with the SEC and mail the same to each of Norpac’s shareholders of record.

     8.2 This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of Norpac and Cellynx;

          (b) by either Norpac or Cellynx if the Transaction shall not have been consummated for any reason by April 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Norpac or Cellynx if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

          (d) by Cellynx, upon a material breach of any representation, warranty, covenant or agreement on the part of Norpac set forth in this Agreement, or if any representation or warranty of Norpac shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Norpac’s representations and warranties or breach by Norpac is curable by Norpac, then Cellynx may not terminate this Agreement under this Section 8.2(d) unless Norpac does not cure such breach within thirty (30) days after delivery of written notice from Cellynx to Norpac of such breach, provided Norpac continues to exercise commercially reasonable efforts to cure such breach (it being understood that Cellynx may not terminate this Agreement pursuant to this Section 8.2(d) if it shall have materially breached this Agreement or if such breach by Norpac is cured during such thirty (30)-day period); or

          (e) by Norpac, upon a material breach of any representation, warranty, covenant or agreement on the part of Cellynx or Cellynx Shareholders set forth in this Agreement, or if any representation or warranty of Cellynx or Cellynx Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Cellynx’s or Cellynx Shareholders' representations and warranties or breach by Cellynx or Cellynx Shareholders is curable by Cellynx or Cellynx Shareholders, then Norpac may not terminate this

Agreement under this Section 8.2(e) unless Cellynx or Cellynx Shareholders do not cure such breach within thirty (30) days after delivery of written notice from Norpac to Cellynx and Cellynx Shareholders of such breach, provided Cellynx and Cellynx Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Norpac may not terminate this Agreement pursuant to this Section 8.2(e) if it shall have materially breached this Agreement or if such breach by Cellynx or Cellynx Shareholders is cured during such thirty (30)-day period).

     8.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.2 above will be effective immediately upon (or, if the termination is pursuant to Section 8.2(d) or Section 8.2(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 8.2, Section 8.3 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

     8.4 Expenses. If this Transaction does not close or is terminated, each party to this Agreement will pay its respective costs and expenses in connection with the negotiation, preparation and the Closing of this Agreement.

ARTICLE 9
GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

     9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

     9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

     9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

     9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

     9.6 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Any and all actions brought under this

Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Los Angeles, California and each party hereby waives any right to object to the convenience of such venue.

     9.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

     9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Cellynx, Norpac, and holders of a majority of outstanding voting stock of Cellynx; provided that, the consent of any Cellynx shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Cellynx shares).

     9.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

     9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[THIS REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

Cellynx, Inc.

By:	/s/ Tareq Risheq
Name:	Tareq Risheq
Title:	CEO
Address:
27795 Country Lane
Laguna Niguel, CA 92677

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Tareq Risheq

Signature:	/s/ Tareq Risheq

Shareholder Address:
27825 Noah Ct
Laguna Niguel, CA 92677

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Daniel R. Ash

Signature:	/s/ Daniel R. Ash

Shareholder Address:
28381 Calle Mira Monte
San Juan Capistrano, CA 92675

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Curt D. Lewis

Signature:	/s/ Curt D. Lewis

Shareholder Address:
2999 Haynes Trail
Alpharetta, GA 30022

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Theodore Patience

Signature:	/s/ Theodore Patience

Shareholder Address:
27832 Trellis Way
Laguna Niguel, CA 92677

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Ruth Doering

Signature:	/s/ Ruth Doering

Shareholder Address:
40 Coral Reef
Newport Coast, CA 92657

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Charles E. Piercy

Signature:	/s/ Charles E. Piercy

Shareholder Address:
8542 Cloudcroft Wy
Orangevale, CA 95662

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

ULC

Signature:	/s/ Khalid Risheq

Shareholder Address:
P.O. Box 211893
Amman, 11121, Jordan

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Khalid Risheq

Title:	President

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Richard Lewis

Signature:	/s/ Richard Lewis

Shareholder Address:
11175 Abbotts Walk Dr
Duluth, GA 30097

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Charles Curbbun

Signature:	/s/ Charles Curbbun

Shareholder Address:
design Design, Inc.
1817 Aston Ave, #101
Carlsbad, CA 92008

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Charles Curbbun
design Design, Inc.

Title:	President, CEO

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Corporate Capital Advisors

Signature:	/s/ Michael Donahue

Shareholder Address:
10900 Wilshire Blvd.
Suite 500
Los Angeles, CA 90024

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Michael Donahue

Title:	Managing General Partner

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

RP Capital, LLC

Signature:	/s/ Eirck Richardson

Shareholder Address:
c/o Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
L.A., CA 90024

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Erick Richardson

Title:	Managing Member

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Hopscotch Partners, LLC

Signature:	/s/ Dennis J. Hawk

Shareholder Address:
3100 Donald Douglas Loop N. Suite 206
Santa Monica, CA 90405

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Dennis J. Hawk

Title:	Manager/Member

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Maximus Capital, LLC

Signature:	/s/ Ryan Hong

Shareholder Address:
10900 Wilshire Blvd
L.A., CA 90024
Attention: Ryan Hong

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Ryan Hong

Title:	Manager

[SIGNATURE PAGE OF CELLYNX SHAREHOLDERS TO SHARE EXCHANGE AGREEMENT DATED DECEMBER __, 2007]

Cellynx Shareholder

Print name of Cellynx Shareholder:

Inversiones y Negocios Estrategicos, SA

Signature:	/s/ Plutarco Cohen

Shareholder Address:
Cacle 48 East Bella Vista
PO Box 0816 – 01832
Panama 5, Panama

If Cellynx Shareholder is a corporation, partnership, trust or other similar entity:

Print name of signatory:

Title:

[SIGNATURE PAGE OF NORPAC TO SHARE EXCHANGE AGREEMENT DATED JANUARY 3, 2008]

Norpac Technologies, Inc.

By:	/s/ John P. Thornton
Name:
Title:	Chief Executive Officer, President
Address:

Schedule 1.1(a)

	Column I	Column II
Shareholder Name	Cellynx Shares	Norpac Shares
Tareq Risheq	22,533,333	30,499,193
Daniel Ash	22,533,333	30,499,193
Curt Lewis	3,200,000	4,331,246
Theodore Patience	1,500,000	2,030,272
Ruth Doering	2,028,000	2,744,927
Charles E. Piercy	200,000	270,703
ULC Fze	1,000,000	1,353,514
Richard Lewis	100,000	135,351
Charles Curbbun	1,320,000	1,786,639
Corporate Capital Advisors, Inc. (CCA)	2,172,751	2,940,850
RP Capital, Inc.	543,150	735,161
Hopscotch Partners, LLC	148,890	201,525
Maximus Capital, LLC	113,156	153,158
Inversiones y Negocios Estrategicos, SA a Panama Corporation	200,000	270,703

Schedule 2.2

Capitalization

1.	Shareholders Agreement dated as of January 30, 2006 by and among Tareq Risheq, Daniel Ash, Curt Lewis, Ted Patience, Ruth Doering and Cellynx, Inc.

2.	Stock Purchase Agreement dated as of August 10, 2006 by and between Cellynx, Inc. and designDESIGN, inc.

3.	Stock Purchase Agreement dated as of April 2006 by and between Cellynx, Inc. and ULC Fze

4.	Note and Warrant Purchase Agreement dated as of August 15, 2006 by and between Cellynx, Inc. and Palomar Ventures III Principal Funds, L.L.C

5.	Restricted Stock Purchase Agreement dated as of March 27, 2007 by and between Cellynx, Inc. and Daniel Ash

6.	Restricted Stock Purchase Agreement dated as of March 27, 2007 by and between Cellynx, Inc. and designDESIGN, inc. – CEO Charles Curbbun

7.	Restricted Stock Purchase Agreement dated as of March 27, 2007 by and between Cellynx, Inc. and Tareq Risheq

Schedule 2.16

Material Events

None.

Schedule 2.17

Indebtedness

1.	Amended and Restated Subordinated Convertible Promissory Note dated as of November 10, 2007 by and between Cellynx, Inc. and Palomar Ventures III, L.P. in the principal amount of $262,356.16

Schedule 2.19

Regulations

None.

Schedule 2.20

Environmental Compliance

None.

Schedule 4.2

Norpac Outstanding Warrants

Warrants Issued	Warrants	Exercise Price	Expiry Date
	Outstanding

432,500	432,500	$ 0.40	January 5, 2008

Schedule 4.8

Norpac Subsequent Events

None.

Schedule 4.9

Norpac Liabilities

None.

Schedule 4.10

Norpac Tax Matters

Norpac has not generated any taxable income and has not filed any tax returns; there will be no such tax liabilities caused by such filings.

Schedule 4.11

Norpac Real Property

None.

Schedule 4.16

Norpac Material Contracts

None.

Schedule 4.18

Norpac Employee Loans

None.

Schedule 4.21(a)

Norpac Subsidiaries and Investments

Norpac owns 5,545,000 shares of common stock of Balsam Ventures, Inc.

Schedule 4.21(b)

Norpac Subsidiary Charters

Not applicable.

Schedule 4.21(d)

Norpac Subsidiary Capital Stock

Not applicable.

Schedule 4.21(e)

Norpac Subsidiary Convertible Securities

Not applicable.

Schedule 4.21(f)

Norpac Agreements for Subsidiary Equity Interest

None.

Schedule 4.22

Norpac Broker’s Fees

None.

Schedule 4.27

Norpac Restrictions

None.

Schedule 4.28

Norpac Interested Party Transactions

None.

Schedule 7.1(i)

Equity Financing

Cellynx shall have closed up to four (4) equity financing transactions in the following minimum amounts from Dollardex Group Corp., a company organized under the laws of Panama, or its assignees, on or prior to the following dates:

Minimum Equity
Financing	Closing Date
$100,000	January 15, 2008
$225,000	January 25, 2008
$225,000	February 8, 2008
$1,250,000	March 18, 2008*

* Such financing may coincide with the Cellynx Acquisition, and may be structured as a purchase of Norpac common stock, not Cellynx securities.